                                                                   Exhibit 10.17
                                                                   -------------

                          PURCHASE AND SALE AGREEMENT
                          ---------------------------

     AGREEMENT made as of the 31st day of March, 1995 between O.M. KILLINGLY INVESTMENT COMPANY (f/k/a CC&F Killingly Investment Company), a Connecticut general partnership ("Seller"), and CORNUCOPIA NATURAL FOODS, INC., a Delaware corporation ("Buyer").

                             W I T N E S S E T H:
                             -------------------

     For and in consideration of the amounts to be paid by Buyer to Seller as set forth herein, and in consideration of the agreements of Seller and Buyer contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

     1.     PURCHASE AND SALE.  Seller agrees to sell and convey to Buyer or its
            -----------------
assignee or nominee, and Buyer agrees to purchase from Seller, upon and subject to the terms and conditions contained in this Agreement the following real and personal property (the "Property"):

     1.1 The land and all buildings and other improvements (the "Improvements") located thereon, all as more specifically described in the legal description attached hereto as Exhibit A, together with all easements, rights of way, permits and other rights in any way appurtenant thereto; and

     1.2 All fixtures, equipment and other tangible personal Property located in the Property that are associated with or useful in its operation ("Personal Property"), whether owned by Seller or any party related to Seller.

     2.     TITLE.  Seller shall convey good and marketable title to the
            -----
Property by a quitclaim deed containing a warranty against Seller's acts (the "Deed") substantially in the form attached hereto as Exhibit B, insurable (at Buyer's expense) by a recognized national title insurance company acceptable to Buyer (the "Title Company"), free from all liens, claims and encumbrances, except the following (the "Permitted Encumbrances"):

     2.1 Provisions of existing building and zoning laws, restrictions and regulations of all governmental authorities having jurisdiction and all zoning variances and special exceptions, if any;

     2.2 Taxes of the Town of Killingly (a) payable by Buyer under the Lease (as defined below) and (b) due and payable after the Closing (as defined below);

     2.3 The matters set forth in Exhibit C attached hereto and made a part hereof; and

     2.4    Easements, encumbrances and liens created by Buyer.

     3.     PURCHASE PRICE AND PAYMENT.
            --------------------------

     The purchase price for the Property shall be Six Million Dollars ($6,000,000) (the "Purchase Price"), payable by wire transfer to Seller of immediately available funds.

     4.     CLOSING.  The closing of the transactions contemplated hereby (the
            -------
"Closing") shall take place at ten o'clock on the thirtieth (30th) day after the Approvals Date (as defined below), or if such day is not a day on which the Town Offices of the Town of Killingly are open for business (a "Business Day"), then the Closing shall take place on the next Business Day (the "Closing Date") at the offices of Boland, St. Onge & Brouillard, 211 Kennedy Drive, Putnam, Connecticut or at such other time and/or location as Seller and Buyer may agree. If the Approvals Date has not occurred on or before December 31, 1995, or such later date as may result from extensions made pursuant to the provisions of the next sentence (the "Outside Date"), then this Agreement shall be terminated and of no further force or effect. Buyer may elect, by written notice given to Seller on or before any Outside Date then in effect, to extend the Outside Date for successive periods of 180 calendar days each, provided that in no event shall the Outside Date be extended beyond December 31, 1997.

     5.     CONDITION OF PREMISES AT CLOSING.
            --------------------------------

     5.1 Full possession of the Property, free of all tenants and occupants claiming by, through or under Seller, except Buyer, shall be delivered at the time of the Closing.

     5.2 Buyer has inspected the Property, is fully familiar with the physical condition and state of repair thereof and shall accept the Property "as is" and in its present condition on the Closing Date, subject to normal wear and tear, without claim against Seller for any defects therein of any kind, structural, latent or otherwise.

Buyer acknowledges that Seller has made no warranty or representation, express or implied, as to the condition of the Property or any portion thereof or as to its permitted uses. Buyer specifically acknowledges that it has made its decision to buy based on its own information and is not relying on Seller to furnish Buyer with any information about the Property.

     6.     EXTENSION OF TIME. If Seller shall be unable to give title or to
            -----------------
make conveyance or to deliver possession of the Property in accordance with this Agreement, then Seller shall use its reasonable best efforts to (a) remove any defects in title or (b) deliver possession as provided herein, as the case may be, in which event the Closing Date shall be extended for a period of at least forty-five (45) days to be designated by Buyer in writing, but not more than sixty (60) days; provided, however, that any liens or other defects in title
                 --------  -------
arising in connection with or out of the Appeal shall not be governed by this
Section 6 and Buyer's and Seller's obligations with respect to such defects shall be governed solely by Section 21 hereof; provided further that with
                                               --------
respect to any liens or other defects in title which were not created by Seller, Seller shall not be obligated to expend more than $100,000 in fulfillment of its obligations under this Section 6.

     7.     FAILURE OF TITLE OR CONDITION. If Seller shall have failed to remove
            -----------------------------
any defects in title or deliver possession to the extent required by Section 6 hereof within the time permitted hereunder, or if any condition set forth herein has not been satisfied or waived in writing within the time provided therein, Buyer, by written notice to Seller, may elect (a) to terminate and cancel this Agreement, (b) to close this transaction, paying for the Property the full Purchase Price or (c) if such failure is the result of Seller's default hereunder, to exercise any and all of its remedies under the provisions of Section 12 hereof. Buyer shall have the election, at the Closing Date or any extension thereof, to accept such title to the Property in its then condition as Seller can deliver and to pay thereof or the Purchase Price without deduction, in which case Seller shall convey such title, but without warranties against such defects. Acceptance of a deed and possession by Buyer shall be a full and complete discharge of all obligations of Seller hereunder except such as (a) are, by the terms hereof, to be performed after the delivery of the Deed and (b) expressly survive the delivery of the Deed as provided herein.

     8.     USE OF PURCHASE PRICE TO CLEAR TITLE.  To enable Seller to make
            ------------------------------------
conveyance as herein provided, Seller may, and if necessary shall (subject to the limitations on Seller's obligations set forth in Section 6 hereof), at the Closing use the Purchase Price, or any part thereof, to clear title of any or all encumbrances or interests which are to be discharged, removed or eliminated by Seller pursuant to the terms hereof, and all instruments discharging the same shall be recorded concurrently with the recording of the Deed.

     9.     RISK OF LOSS AND CONDEMNATION.
            -----------------------------

     9.1 If any substantial damage to the Improvements shall occur on or before the Closing Date by reason of fire or other casualty (a "Casualty"), Buyer will give Seller notice (a "Casualty Notice") of such event promptly following such Casualty. If the time required to repair and restore the Improvements exceeds six (6) months from the date of damage (as reasonably estimated by an independent and disinterested architect or registered professional engineer competent to make such estimate and selected by Buyer), then Buyer shall have the right to terminate this Agreement by giving Seller notice to such effect within ten days after Buyer has received the independent estimate. If Buyer does not elect to terminate this Agreement or if Buyer is obligated to close because the time required to repair or restore the Casualty does not exceed said period (as reasonably estimated by an independent and disinterested architect or registered professional engineer as described above), then the Closing shall take place as herein provided without abatement of the Purchase Price, and Seller shall, at the Closing, pay or assign to Buyer (by written instrument in the case of any assignment) the proceeds from all fire and other casualty insurance paid or payable with respect to the Casualty (less sums theretofore expended, if any, by Seller for temporary repairs or barricades). Seller shall have no right to contest the amount of any insurance settlement as it affects the Property in the event Buyer shall choose to have Seller assign such insurance to it, and Seller shall cooperate with any efforts by Buyer to contest the same. Seller shall have no liability or obligation with respect to the condition of the Property as the result of such Casualty, except as provided in Section 9.3 hereof.

     9.2 In the event that Seller has knowledge of the actual or threatened taking of all or any part of the Property by exercise of right of eminent domain, Seller will give Buyer prompt written notice of such event. If, on or before the Closing Date, all of the Property shall be taken or threatened to be taken by exercise of right of eminent domain, or there shall be taken or threatened to be taken so material a part thereof that, in the reasonable opinion of Buyer, the taking does or would materially interfere with the current or proposed economic operation or use of the Property, then Buyer may elect to terminate this Agreement by giving Seller notice to such effect on or before the Closing Date. If Buyer does not elect to terminate this Agreement, then the Closing shall take place as herein provided without abatement of the Purchase Price, and Seller shall, at the Closing, assign to Buyer, by written instrument, all of Seller's right, title and interest in and to any condemnation award which may be payable to Seller on account of such condemnation. If, prior to the Closing Date, one or more portions of the Property shall be taken by exercise of right of eminent domain in a manner which does not give Buyer the right to terminate this Agreement, the transaction contemplated hereby shall take place as provided in the preceding sentence.

     9.3 Notwithstanding anything to the contrary contained in Article K of a certain Build to Suit Lease dated as of January 9, 1990 between Seller and Buyer (the

"Lease"), Seller shall not be obligated to repair the Property until Buyer makes its election under Section 9.1 or 9.2 herein. If Buyer so elects to terminate this Agreement, then the rights and obligations of the parties with respect to repair of the Property shall be determined under Article K of the Lease.

     10.    CLOSING COSTS.  Buyer shall pay all Connecticut state and local
            -------------
conveyance taxes. Seller shall pay all recording costs in connection with the discharge or removal of matters affecting title required to be removed by Seller. Buyer shall pay the cost of recording the Deed.

     11.    Lease.
            -----

     11.1 Concurrently with the Closing, at the request of Buyer, Seller shall either (a) execute and deliver such documents as Buyer may reasonably request terminating, and releasing Buyer from all liability under, the Lease to the extent required by Section 15.5 hereof or (b) transfer and assign all of Seller's right, title and interest in, to and under the Lease accruing after the Closing (except for Seller's rights pursuant to Article F-4 of the Lease accrued under the Lease prior to the closing) to such party as Buyer may direct. Any such transfer and assignment shall be without representation or warranty by Seller except that Seller shall warrant (x) its ownership of all of the right, title and interest of the Landlord under the Lease, free and clear of all liens, claims and encumbrances, (y) its authority to execute and deliver such assignment and (z) the absence of actual knowledge of default by Seller or Buyer under the Lease.

     11.2 The termination of this Agreement shall not affect the rights and obligations of Seller and Buyer under the Lease.

     11.3 Upon the Closing, Buyer shall immediately deliver to Seller a withdrawal, with prejudice and without an award of costs to either party, of the action commenced by Buyer against Seller in the Superior Court of the State of Connecticut, Judicial District of Windham at Putnam, Case No. CV 940048461 (the "Action"). Until the earlier of the Closing or termination of this Agreement, Buyer and Seller shall cooperate in postponing further prosecution of the Action.

     11.4 At the Closing, Buyer shall pay to Seller any portion of the Fixed Rent (as defined in the Lease) and any other amount payable by Buyer to Seller as Additional Rent (as defined in the Lease) which is unpaid for the period ending the day immediately preceding the Closing Date. In the event as of the Closing Date Buyer has paid any Fixed Rent or Additional Rent for periods on or after the Closing Date, the amount thereof shall be deducted from the Purchase Price. In addition, Buyer shall also pay to Seller all amounts agreed to be paid by Buyer pursuant to the letters dated October 6, 1994, November 9, 1994, February 7, 1995 and February 14, 1995 (the "Payment Letters") that are attached hereto as Exhibit D, which have not yet been paid.

     12.    DEFAULT; DAMAGES; ETC.
            ---------------------

     12.1 If Buyer shall default in the payment or performance of any of its obligations under this Agreement, or if there is a breach of any representation or warranty of Buyer which is uncured as of the Closing Date, Seller may pursue any and all remedies available to it hereunder and at law or in equity, including but not limited to a suit for specific performance, arising from or in connection with such default.

     12.2 If Seller shall default in the payment or performance of any of its obligations under this Agreement, or if there is a breach of any representation or warranty of Seller which is uncured as of the Closing Date, Buyer may pursue any and all remedies available to it hereunder and at law or in equity, including but not limited to a suit for specific performance, arising from or in connection with such default.

     13.    REPRESENTATIONS OF SELLER. Seller agrees and represents and warrants
            -------------------------
to Buyer that:

     13.1 This Agreement and its execution, delivery and performance by Seller have been duly authorized by all necessary action on behalf of Seller; this Agreement is a valid and binding obligation of Seller; and the sale of the Property, and the consummation of the transactions contemplated hereby, will not result in any violation or breach of any indenture or agreement to which Seller is a party or by which Seller or the Property is affected or bound; and

     13.2 Seller has received no notice of any condemnation proceeding or declaration of taking or other similar instrument filed against the Property, and there is no litigation or proceeding pending or to Seller's actual knowledge, threatened which affects Seller or the Property or the use thereof, except for the Action and the Appeal (as defined in Section 21).

     14.    REPRESENTATIONS OF BUYER.  Buyer represents and warrants to Seller
            ------------------------
that:

     14.1 This Agreement, and the execution and delivery and performance thereof by Buyer, have been duly authorized by all necessary action on behalf of Buyer and is a valid and binding obligation of Buyer;

     14.2 The performance by Buyer of this Agreement will not result in any violation or breach of any indenture or agreement to which Buyer is a party or by which Buyer is bound; and

     14.3 Buyer has received no notice of any condemnation proceeding or declaration of taking or other similar instrument filed against the Property, and there is no litigation or proceeding pending or threatened which affect Buyer or the Property of the use thereof, except the Action and the Appeal.

     15.    DOCUMENTS TO BE DELIVERED BY SELLER AT CLOSING.  At the Closing,
            ----------------------------------------------
Seller shall deliver the following documents to Buyer:

     15.1   The Deed;

     15.2 A certified copy of a vote or resolution of the Board of Directors of Seller's managing general partner authorizing the transactions contemplated by this Agreement;

     15.3 Such affidavits and other documents as Buyer may request in order to confirm that Seller is not a "foreign person" for purposes of Section 1445 of the Internal Revenue Code of 1986, as amended;

     15.4 Such good standing certificates and tax lien waivers or releases with respect to Seller and its partners and other certificates, affidavits and documents reasonably requested by the Title Company;

     15.5 A general release running to Buyer, except for Buyer's obligations pursuant to Article F-4 of the Lease and its obligations accrued under the Lease prior to the effective date of termination thereof; and

     15.6 To the extent they are assignable, an assignment of Seller's right, title and interest, if any, in and to the Approvals as they relate solely to the Property, such assignment to be without representation or warranty by Seller except that Seller shall represent that there is no currently effective assignment by Seller of any interest in such assigned Approvals to any other party.

     16.    PLANS, ETC.  At the Closing and prior thereto as requested by Buyer,
            ----------
Seller shall deliver to Buyer all plans, surveys, engineering reports, environmental reports and similar materials relating to the Property in the possession of Seller or its agents.

     17.    DOCUMENTS TO BE DELIVERED BY BUYER AT CLOSING.  At the Closing Buyer
            ---------------------------------------------
shall deliver the following documents to Seller;

     (a)    the Purchase Price;

     (b) a certified copy of a vote or resolution of the Board of Directors of Buyer authorizing the transactions contemplated by the Agreement;

     (c) a withdrawal of the Action with prejudice and without an award of costs to either party;

     (d)    a general release running to Seller; and

     (e) all other instruments and documents to which Seller may be entitled under any provision of this Agreement.

     18.    CONDITIONS TO CLOSING.   The obligation of Buyer to consummate the
            ---------------------
transactions contemplated herein is subject to the satisfaction or waiver in writing by Buyer of each of the following conditions at or prior to the Closing:

     18.1 Buyer shall have obtained at Buyer's expense, at regular rates, a standard ALTA's owner's title insurance policy issued by the Title Company, insuring title to the Property in the amount of the Purchase Price, without exception except as set forth in Section 2. Buyer agrees to apply promptly for such title insurance policy. If such is unavailable, Buyer shall so notify Seller, and Seller shall have a period of thirty (30) days within which to obtain a policy for Buyer on the foregoing basis issued by a company reasonably satisfactory to Buyer, but at the expense of Buyer;

     18.2 Seller shall have performed all covenants, promises, and agreements to be performed by it; and

     18.3 Each of the Approvals shall be in full force and effect and not subject to any pending or threatened appeal or other proceeding.

     19.    BROKER.  Each of Seller and Buyer represents to the other than it
            ------
has not dealt with any real estate agent, broker or finder or other party which is or may be entitled to a commission or similar payment as a result of the sale of the Property by Seller to Buyer. Each of Seller and Buyer shall indemnify and hold harmless the other party against and from all loss, cost and expense, including reasonable attorneys fees, arising out of any misrepresentation contained in this Section. The provisions of this Section shall survive the Closing.

     20.    NOTICES.  All notices required or permitted to be given hereunder
            -------
shall be in writing and shall be deemed to have been properly given when delivered, by overnight courier, by facsimile transmission (provided that a written confirmation of such transmission is sent on the immediately succeeding day in the manner required hereunder), or when mailed in any United States Post Office enclosed in a registered or certified return receipt requested postpaid envelope addressed to the address of the respective parties stated below, or to such other address as such party may have fixed by notice.

If to Seller:

O.M. Killingly Investment Company
c/o The Old Mountain Company, Inc.
551 Fifth Avenue, Suite 1916
New York, New York  10176

Facsimile: 212-370-0469

With a copy by the same method of service to:

J.Charles Carlson, Esq.
Cabot, Cabot & Forbes
99 Summer Street
Boston, Massachusetts  02110
Facsimile:  617-737-4975

If to Buyer:

Cornucopia Natural Foods, Inc.
260 Lake Road
Dayville, Connecticut  06241
Attention:  Mr. Steven Townsend
Facsimile:  203-779-2811

With a copy by the same method of service to:

E. Colby Cameron, Esq.
Cameron & Mittleman
56 Exchange Terrace
Providence, Rhode Island  02903
Facsimile:  401-331-5787

     21.    APPROVALS.  As of the date hereof, Buyer has obtained certain
            ---------
governmental approvals (the "Approvals") listed on Exhibit E hereto relating to the construction and use of an addition or additions to the Improvements (the "Proposed Addition"), including the approval of the Killingly Inland Wetlands & Watercourses Commission (the "Commission") dated January 3, 1995 relating to construction and stormwater drainage activities relating to the Proposed Addition (the "Inlands Wetlands Approval"). Pursuant to an action commenced in the Superior Court, Judicial District of Windham at Putnam (the "Appeal"), Kathleen Berk and Maureen Lannon (the "Appellants") have appealed the decision of the Commission granting the Inlands Wetlands Approval. Seller and Buyer agree to cooperate in taking action reasonably required to dismiss the Appeal and to affirm the Inlands Wetlands Approval. In furtherance of such agreement, Buyer and Seller reaffirm their agreement with respect to sharing of legal expenses as set forth in the Payment Letters dated February 7, 1995 and February 14, 1995. Buyer and Seller further agree, however, that neither of them shall be obligated to contribute any funds or undertake any commitments to the Appellants to settle the Appeal or otherwise cause the Appeal to be dismissed. For purposes of this Agreement, the term "Approvals Date" shall mean the date on which the Inlands Wetlands Approval shall has become final, with no further right of appeal, and the Appeal shall have been dismissed.

     22.    RENT ADJUSTMENT.  Seller agrees that notwithstanding the provisions
            ---------------
of the Lease to the contrary, Fixed Rent (as defined in the Lease) shall not be increased pursuant to Article D-2 of the Lease, and such increase shall not be effective, until the date on which this Agreement is terminated in accordance with the terms hereof.

     23.    MISCELLANEOUS.
            -------------

     23.1 This Agreement may be executed in counterparts, each of which shall be deemed an original. The captions are for convenience of reference only and shall not affect the construction to be given any of the provisions hereof.

     23.2 This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with, the laws of the State of Connecticut.

     23.3 This Agreement (including all exhibits attached hereto) contains the entire agreement between the parties with respect to the sale of the Property and supersedes all prior understandings, if any, with respect thereto, except as provided in the Lease. This Agreement may not be modified, changed, supplemented or terminated, and no obligation hereunder may be waived, except by written instrument signed by the party to be charged.

     23.4 No waiver of any breach of any agreement or provision contained herein shall be deemed a waiver of any preceding or succeeding breach thereof or of any other agreement or provision herein contained. No extension of time for performance of any obligation or act shall be deemed an extension of the time for performance of any other obligation or act. Time is of the essence in the performance of this Agreement.

     23.5 This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Seller expressly acknowledges and agrees that Buyer shall have the right to assign its rights hereunder, but Buyer shall not be released from its obligations hereunder upon such assignment.

     23.6 All pronouns or any variation thereof shall be deemed to refer to the masculine, feminine or neuter nouns, and to have singular or plural nouns, as the identity or nature of the person or persons referred to may require.

     23.7 Each of the parties agrees to execute, acknowledge and deliver such additional documents and instruments and to take such further action as may be reasonably requested by the other in order to carry out the terms and conditions of this Agreement and the transactions contemplated hereby.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

WITNESS:                                    O.M. KILLINGLY INVESTMENT COMPANY
                                            By:  Old Mountain Killingly, Inc.
                                                 General Partner


 /s/ Juli A. Smith                          By:  /s/ John A Pirouano
- --------------------------------               ---------------------
                                            Its: President

WITNESS:                                    CORNUCOPIA NATURAL FOODS, INC.


 /s/ Jane D. Knox                           By:  /s/ Steven Townsend
- --------------------------------               ---------------------
                                            Its: Vice President/CFO

                                   EXHIBIT A
                                   ---------

     All that certain piece or parcel of land, together with the improvements thereon, shown as Lot No. 2 on a map entitled "Easement Plan Prepared For O.M. Killingly I Investment Company and O.M. Killingly Investment Company, Lake Road and Forbes Road, Killingly, Connecticut" dated October 31, 1994, as revised March 15, 1995, prepared by KWP Associates and on file in the Killingly land Records as Map No. H.F. 215B.

                                   EXHIBIT B
                                   ---------

              CONNECTICUT QUITCLAIM DEED WITH GRANTOR'S COVENANT
              --------------------------------------------------


TO ALL PEOPLE TO WHOM THESE PRESENTS SHALL COME, GREETING:

     KNOW YE THAT O.M. KILLINGLY INVESTMENT COMPANY, a Connecticut general partnership with an office c/o The Old Mountain Co., Inc., 551 Fifth Avenue, New York, NY 10176 ("Grantor"), for the consideration of $1.00 and other value
                 -------
received to its full satisfaction of CORNUCOPIA NATURAL FOODS, INC., a Delaware corporation with an office at 260 Lake Road, Dayville, CT 06241 ("Grantee"),
                                                                  -------
does remise, release and forever quit claim unto Grantee, its successors and assigns, all that certain real property more particularly described on Exhibit A
                                                                       ---------
attached hereto (the "Premises").

1.   This conveyance is made together with the following:

     (a) The right, in common with Grantor and others, to install, operate, maintain, renew and replace electric, telephone and cable television lines and facilities, as described in a paragraph commencing on the bottom of page 2 and ending in the middle of page 3 of a Limited Warranty Deed from Acadia Eastern, Inc. to CC&F Killingly Investment Company dated February 16, 1989 and recorded in the Killingly Land Records in Volume 451 at Page 7, upon the terms and conditions set forth in said deed, starting at the bottom of page 3 thereof and continuing in subparagraphs (a) through (i) on pages 4 and 5 thereof.

     (b) Certain rights and agreements, in common with Grantor and others, as set forth in a Declaration of Restrictions, Covenants and Agreements by and between Acadia Eastern, Inc. and CC&F Killingly Investment Company dated February 15, 1989 and recorded in said Land Records in Volume 451, Page 14, as amended; provided however that Grantee shall not have any rights under Paragraph 10 of said Declaration.

     (c) Certain rights as an Owner of a Lot, as set forth in a Declaration of Covenants and Restrictions for Killingly Oaks Business Park by CC&F Killingly Investment Company dated May 25, 1989 and recorded in said Land Records in Volume 470 at Page 270.

     (d) The right to use, in common with others, Forbes Road, so-called, for all purposes for which a public highway is ordinarily used.

     (e) Rights to water usage under the Water Main Agreement, as said term is defined and the rights described in Paragraph 5 below.
                                       -----------

     (f) Rights to storm water drainage under a Storm Drainage Easement and Agreement with the Town of Killingly dated April 20, 1995 and recorded in the Killingly Land Records in Volume 628 at Page 100.

     (g) Rights as the owner of the Premises under the Water Line Easement and Agreement among Grantor and Corcap Eastern, Inc. dated June 2, 1995 and recorded on June ____, 1995 in the Killingly Land Records.

     2. TO HAVE AND TO HOLD the Premises, with the privileges and appurtenances thereof, unto Grantee, its successors and assigns forever, to its and their own proper use and behoof.

     3. RESERVING unto Grantor, for the benefit of Lots 3 and 4 shown on said Map No. H.F. 2l5B, the perpetual right and privilege to drain surface water and storm drainage onto Drainage Easements 1, 2, 3, 4 and 5 located on the Premises, as shown on said Map, on the following terms and conditions, which shall be binding upon and inure to the benefit of the parties and their respective successors and assigns:

     (a) Any damage to the property of Grantee which shall be caused in the exercise of the rights reserved by the above easements shall be corrected by Grantor to a condition substantially equal to that which exists at the time of the damage.

     (b) Grantee shall have the right to continue to use the land within which the aforesaid easements have been reserved for any uses and purposes which shall not unreasonably interfere with the use thereof by Grantor, its successors and assigns, in fulfilling the purposes for which the foregoing easements have been reserved.

     (c) During all periods of construction, replacement and repair of the facilities to be placed in the Easement Areas, Grantor shall protect the Grantee's land adjacent to the Easement Areas by all means which would reasonably be required.

     (d) Grantor shall have the obligation to keep all improvements in the Easement Areas in good repair at all times. Under no circumstances shall Grantor have the right to expand or enlarge the Easement Areas.

     (e) In the event Grantor does not fulfill its obligations under these easements, Grantee shall have the right to perform these obligations on behalf of Grantor and shall have the right to obtain reimbursement for the cost of this work from Grantor within ten (10) days from receipt of a statement setting forth this cost. Any money advanced by Grantee pursuant to the provisions of this paragraph shall bear interest at the rate of 3% over the prime or base rate (or a similar index if this index is no longer utilized) announced by Fleet Bank or its successors, as of the date of the demand for payment.

     (f) Grantor shall indemnify and hold Grantee harmless from and against any and all claims, suits, damages, costs, losses and expenses, including reasonable attorneys' fees, which Grantee may incur, pay or suffer in connection with the use by Grantor of the easements hereby reserved and not due to any wrongful act or negligence of Grantee, or its agents, servants or employees, or if Grantor fails to comply with the covenants, restrictions and agreements contained herein.

     (g) The easements and agreements set forth above shall run with the land and be binding on Grantee, its successors and assigns, and Grantor and its successors and assigns.

     4. AND ALSO, Grantor, for itself, its successors and assigns, covenants with Grantee and its successors and assigns, that Grantor and its successors and assigns shall warrant and defend the Premises to Grantee and its successors and assigns forever against the lawful claims and demands of all persons claiming by, through, or under Grantor, except with respect to encumbrances set forth on Exhibit B hereto. This conveyance is made subject to the obligations under the
- ---------
instruments described in Paragraph 1 above, in addition to the obligations under the other encumbrances specified on Exhibit B hereto.
                                    ---------

     5. Grantor is the owner of Lots 3 and 4, and its affiliate, O.M. Killingly I Investment Company ("Killingly I"), is the owner of Lot 5 shown on
                                --------------
Map No. H.F. 215B referred to on Exhibit A hereto, all of which, together with
                                 ---------
the Premises, is commonly known as the Killingly Oaks Business Park. Grantor and Killingly I have entered into a Water Main Agreement dated April 20, 1995 with the Town of Killingly (the "Water Main Agreement"), which Agreement was recorded
                            ----------------------
in Volume 626 at Page 162, Killingly Land Records. By acceptance of this deed, Grantee covenants that the average daily usage of water (excluding emergency fire protection requirements) for the Premises from the Water Line (as defined in the Water Main Agreement) shall not exceed seven (7) gallons per minute. Without limiting the remedy for violation of such covenant, Grantee shall be liable for charges imposed pursuant to subsection 4(d) of the Water Main Agreement. Grantor, for itself and its successors and assigns, covenants that the average daily usage of water (excluding emergency fire protection requirements) from the Water Line for said Lots 3, 4 and 5, shall not exceed an amount per minute which would prevent the maximum use allowed Grantee under this Paragraph. Such covenants shall run with the land and be binding upon and inure to the benefit of the successors and assigns of Grantor and Grantee.

     6. The State Highway Commission, Department of Transportation, State of Connecticut has issued Grantor for Killingly Oaks Business Park Certificate No. 1027-A on November 23, 1994 (the "Certificate"), recorded on December 16,
                                      -------------
1994 in said Land Records in Volume 619, Page 283, restricting the maximum number of square feet of development within Killingly Oaks Business Park. Grantor, for itself and its successors and assigns, covenants that no improvements will be constructed on said Lots 3, 4 and 5 shown on said Map which, under the provisions of the Certificate (as same may be amended or replaced), would prevent the construction by Grantee of additional improvements on the Premises of up to 10,000 square feet of office space and up to 175,000 square feet of warehouse space.

     IN WITNESS WHEREOF, Grantor has hereunto caused its name to be set, this ___ day of ______________, 199__.

WITNESSES:                              O.M. KILLINGLY INVESTMENT
                                        COMPANY, a Connecticut general
                                        partnership

                                        By:  Old Mountain Killingly, Inc.
________________________________             managing general partner

                                        By:  ________________________________
________________________________             John A. Pirovano, President

STATE OF NEW YORK        :
                         :      ss.   New York
COUNTY OF NEW YORK       :

     The foregoing instrument was acknowledged before me this ____ day of _________ 199__, by John A. Pirovano, President of Old Mountain Killingly, Inc., a Delaware corporation and the managing general partner of O.M. Killingly Investment Company, a Connecticut general partnership, on behalf of the partnership.


                                          ____________________________________
                                          Notary Public
                                          My Commission Expires:



The Latest Address of Grantee:

260 Lake Road
Dayville, CT 06241

                                   EXHIBIT C
                                   ---------


A.   Encumbrances of Record As Of the Date of This Agreement:

1.   (a)    Taxes to the Town of Killingly due and payable after the closing.

     (b)    Dayville Fire District Taxes due and
            payable after the closing.

     (c) Charges to the Water Pollution Control Authority due and payable after the closing.

2. Notice of special permit from the Killingly Planning & Zoning Commission recorded September 27, 1988 in Volume 439 at Page 233 of the Killingly Land Records.

3. Certain easements and agreements as set forth in a limited warranty deed from Acadia Eastern, Inc. to CC&F Killingly Investment Company, dated February 16, 1989 and recorded in Volume 451 at Page 7, Killingly Land Records.

4. Declaration of Restrictions, Covenants and Agreements by and between Acadia Eastern, Inc. and CC&F Killingly Investment Company, dated February 16, 1989 and recorded in Volume 451 at Page 14, as amended by Amendment No. 1 to Declaration of Covenants, Restrictions and Agreements by and between Acadia Eastern, Inc. and CC&F Killingly Investment Company, dated November 5, 1990 and recorded in Volume 506 at Page 347, Killingly Land Records.

5. Declaration of Covenants and Restrictions for Killingly Oaks Business Park by CC&F Killingly Investment Company, dated May 25, 1989 and recorded in Volume 459 at Page 159, as rerecorded in Volume 470 at Page 270, Killingly Land Records.

6. Drainage rights in favor of Lot No. 5, as set forth in a quit claim deed from CC&F Killingly Investment Company to CC&F Killingly I Investment Company, dated May 24, 1989 and recorded in Volume 459 at Page 233, Killingly Land Records.

7. Notice of special permit from the Killingly Planning & Zoning Commission recorded July 19, 1989 in Volume 467 at Page 13, Killingly Land Records.

8. An Easement and Agreement between CC&F Killingly Investment Company and CC&F Killingly I Investment Company, dated September 7, 1989 and recorded on September 8, 1989 in Volume 472 at Page 29, Killingly Land Records.

9. Drainage rights of the Town of Killingly in and to drainage easements 1, 2, 3, 4 and 5, as shown on the map referred to in Exhibit A to this Agreement.

10. Drainage easement as set forth in a warranty deed from CC&F Killingly Investment Company to Town of Killingly dated April 9, 1990 and recorded in Volume 499 at Page 76, Killingly Land Records.

11. Rights of the owners of Lot No. I as shown on the map referred to in Exhibit A to this Agreement, in and to the 20' water easement and to the proposed 20' wide water easement as shown on said map.

12. Certificate No. 1027-A issued November 23, 1994 to O.M. Killingly Investment Company by the State Traffic Commission recorded on December 16, 1994 in Volume 619 at Page 283, Killingly Land Records.

13. Notice of Lis Pendens in favor of Grantee dated April 7, 1994 and recorded in Volume 599 at Page 288, Killingly Land Records.

14. Water Main Agreement with the Town of Killingly, dated April 20, 1995, and recorded in the Killingly Land Records on April 28, 1995 in Volume 626 at Page 162.

15. Miscellaneous easements and agreements with the Town of Killingly, all of which are dated April 20, 1995 and were recorded in the Killingly Land Records on May 5, 1995, in the Volume and Page indicated below.

                    Document                       Recorded
                    --------                       ---------
          Berm Agreement                       V. 627, P. 71
          Emergency Access, Utilities and      V. 627, P. 82
          Buffer Easement
          Water Line Easement                  V. 627, P. 92

16. Storm Drainage Easement and Agreement with Town of Killingly, dated April 20, 1995 and recorded in the Killingly Land Records in Volume 628 at Page
     100.  The

     Mitication Plan is contained in full on the Survey Plan filed as Map No. HF-216 A, Killingly Land Records.

B. The following encumbrances, copies of which have been delivered in draft form to counsel for Buyer, are expected to be recorded at or prior to closing in substantially the form of the drafts indicated below, inserting a reference therein as appropriate to the map described in Exhibit A to this Agreement:

1. Amendment to Declaration of Covenants and Restrictions described in A5 above, draft of February 14, 1995. There will also be a separate amendment to said Declaration, not yet drafted, making reference to a map to be recorded and showing the Common Facilities of the Killingly Oaks Business Park.

2. Water Line Basement and Agreement between Grantor and Corcap Eastern, Inc., dated June 2, 1995.

                                   EXHIBIT D
                                   ---------


                                    October 6, 1994


BY TELECOPY & REGULAR MAIL
- --------------------------
617-727-4975

J. Charles Carlson, Esq.
Cabot, Cabot & Forbes
99 Summer Street
Boston, Massachusetts  02110

Dear Charlie:

     I am writing to confirm that Steve Townsend has agreed that Cornucopia will pay one-half the cost of services of Rizzo Associates, Inc., up to a maximum payment of $5,500, in connection with the traffic study proposal dated September 30, 1994 of Rizzo to Cabot, Cabot & Forbes, assuming that the Cornucopia total expansion to 350,000 square feet is included in the traffic impact report.

                                Sincerely,

                                /s/ Joseph F. Whinery, Jr.
                                Joseph F. Whinery, Jr.

JFW/ kat
cc:  Mr. Steven Townsend

                               November 9, 1994


Terence Chambers
Vice President - Engineering
KWF Associates
250 Killingly Road
Pomfret Center, CT 06259-0106

Dear Terry:

I am writing to confirm my understanding with you that Cornucopia and CC&F will split the costs of the Hydrological Study and other park wide drainage design costs on a 50/50 basis.

I further understand that you will only bill CC&F for our 50% share and that you will bill Cornucopia directly for their 50% share. I have received one invoice from you thus far for $1,611 which I understand is our 50% share of the work completed on drainage and the hydrological study from 8/16/94- 10/15/94

Finally, I understand that you will bill Cornucopia directly for all costs for their site plan and expansion, and for all work performed by your firm relating to Cornucopia's drainage which predated the Town's decision to require a park wide solution to the drainage issue.

                                        Sincerely,

                                        /s/ Juan M. Prieto
                                        Juan M. Prieto

JMP:kmm
cc:  Charles Carlson
     John Pirovano
     Steve Townsend

     BY FAX                   February 7, 1995
     ------

Steven Townsend
Chief Financial Officer
Cornucopia Natural Foods, Inc.
260 Lake Road
P.0. Box 999
Dayville, CT  06241

Dear Steve:

     This letter will confirm our oral agreement that Cornucopia and O.M. Killingly Investment Company will share equally the cost of legal services provided by Updike, Kelly & Spellacy ("Updike") in connection with the appeal of the Inland Wetlands Permits granted to Cornucopia. I will forward copies of Updike's bills to you as I receive them, and I understand that Cornucopia will promptly reimburse O.M. Killingly Investment Company for the 50% share of these bills that is payable by Cornucopia.

     We are also agreed that I will try to obtain a contribution from the Town of Killingly to the cost of Updike's services, particularly the cost associated with preparing the record of the permit process for the court. If the Town is agreeable, any contributions by the Town will reduce equally the respective obligations of Cornucopia and O.M. Killingly Investment Company.

     Naturally, as the appeal progresses, I will make sure you are involved in the discussions and legal filings concerning this litigation. However, I understand from our telephone conversation that you do not wish to attend the first meeting with plaintiffs counsel, Michael Zizka. I will call you after the meeting to report on the results of our discussions.

     With respect to costs that may be incurred to settle the plaintiffs' claims, I understand from our telephone conversation that Cornucopia is prepared to join in the funding of a settlement. We agreed, however, that the full scope of Cornucopia's financial commitment will have to be resolved in the context of a real settlement opportunity.

     Turning to the "Mitigation Plan" that the Town has required as a condition of Cornucopia's Inland Wetlands permit, I will send to you the draft plan as soon as I receive it from the Town's attorney. As I said during our telephone conversation, this plan will require members of the Killingly Oaks Business Park Property Owners Association, Inc. to share (in accordance with the cost sharing provisions of the Declaration of Covenants and Restrictions) an $11,000 annual charge by the Town for wellwater monitoring and a one-time $30,000 charge by the Town to create a fund to pay part of the cost of any required town water hookups for the abutting residents as well as any necessary erosion control costs. As you know, Cornucopia will become a member of the Association after it purchases its lot and will be responsible for its stated share of these costs. (Per your request, I will endeavor, through further discussions with the Town, to spread the $30,000 charge over several years, although I cannot say that I am confident about my prospects for success.)

     Finally, I believe we are agreed that we should proceed now to document Cornucopia's commitment to purchase the property promptly after resolution of the appeal. I will start working with Joe Whinery on this matter immediately.

     Please confirm that I have correctly expressed the substance of our agreements by signing and returning to me the enclosed copy of this letter. If you have any questions concerning this matter, please do not hesitate to call me.

                                Best regards,


                                /s/ J. Charles Carlson
                                J. Charles Carlson

Accepted and Agreed To:

Cornucopia Natural Foods, Inc.


By:___________________________

Its:__________________________



JCC:mas

                                    February 14, 1995


J. Charles Carlson, Esq.
Cabot, Cabot & Forbes
99 Summer St.
Boston, MA  02110

Dear Charlie:

     In writing in response to your letter of February 7, 1995. We agree with the sharing of costs indicated in your letter except as to settlement costs referred to in the fourth paragraph. Cornucopia is not agreeing to contribute to those costs. Rather, we will consider a request from you when there is better information.

     I have asked Joe Whinery to review the issues relating to the purchase agreement and will plan to call you in the next day or so.

     Finally, I am interested in how the meeting went last week with the attorney for Mrs. Lannon and Mrs. Burk. Please give me a call at your earliest convenience.

                                    Sincerely,


                                    /s/ Steven Townsend
                                    Steven Townsend

ST:jk

                                   EXHIBIT E
                                   ---------

     1. Town of Killingly Planning and Special Zoning permit #94- 607 - January 31, 1995

     2.   Inland Wetland and Watercourse Application #94-889 - January 3, 1995

     3    Storm Drainage Easement and Agreement - January 25, 1995

     4. Connecticut State Traffic Commission Certificate #1027-A - November 23, 1994